UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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X-RITE, INCORPORATED

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Press Release issued by X-Rite, Incorporated:

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Dave Rawden, Interim CFO

(616) 803-2888

Drawden@xrite.com

For Immediate Release

X-Rite Announces Agreements for Capital Raise and Amended Credit Agreement

Funds to be used to improve capital structure, reduce debt and position Company for future growth

GRAND RAPIDS, Mich., Aug. 20, 2008 – X-Rite, Incorporated (NASDAQ:XRIT) today announced that following extensive negotiations, the Company has signed a forbearance and new lender agreement and investor agreements that include a plan to substantially reduce debt, primarily by raising new equity.

Highlights of the Agreements

•	A forbearance agreement in effect immediately with the Company’s First and Second Lien lenders, including access to up to $10 million on its existing revolver

•	$155 million investment in the Company’s common stock by both new and certain existing shareholders

•	Anticipated proceeds of approximately $20 million from the sale or surrender of existing founders’ life insurance policies

•	A reduction of Company debt from $411 million to approximately $267 million upon completion of the transaction

•	Upon completion of the transaction, the number of X-Rite’s common shares outstanding will increase from approximately 29.6 million to 76.5 million

•	One Equity Partners and Sagard Capital Partners, L.P. will be entitled to representation on X-Rite’s Board of Directors

•	Transaction subject to customary closing conditions and approval by the Company’s stockholders with closing expected in the Company’s fourth fiscal quarter

“I am pleased to announce a transaction that addresses X-Rite’s capital structure that we believe balances the long term interests of all our stakeholders,” said Thomas J. Vacchiano Jr., Chief Executive Officer for X-Rite. “The combination of the right capital structure, with a proven P&L and cash flow model, provides us the needed foundation to refocus one hundred percent of our efforts and attention toward our customers and strategy to lead the transformation of the industry and the business of color.”

The Company reported that it has reached an agreement with its First and Second Lien lender groups, as well as three institutional investors as part of a plan to reduce its debt and amend the existing credit agreements. The forbearance agreement with its First and Second Lien lender groups includes forbearance through the closing and access of up to an additional $10 million on its existing revolving credit facility. Further, upon the successful closing of the Company’s capital raise and subsequent debt reduction, these same lenders have agreed to amend their credit facilities to provide new financial covenants and interest rates.

Under the terms of the agreements with its equity investors, One Equity Partners will invest $100 million in newly issued shares of X-Rite common stock at a price of $3.50 per share, which will represent approximately 28.6 million shares or 37.3 percent of the shares outstanding on a pro forma basis following completion of the transaction. One Equity Partners’ investment will be complemented with incremental investments by two existing institutional shareholders, Sagard Capital Partners, L.P. and Tinicum Capital Partners II, L.P. Sagard and Tinicum will invest $27.2 million and $27.8 million respectively in newly issued common stock at a price of $3.00 per share, which will represent approximately 9.1 million and 9.3 million shares, respectively. Sagard and Tinicum’s expected pro forma ownership following completion of the transaction, including their existing shareholdings, will be approximately 15.4 percent and 13.4 percent, respectively. The transaction will result in an increase in the number of shares of common stock outstanding from 29.6 million to 76.5 million. One Equity Partners will be entitled to nominate three members of the Company’s Board of Directors and Sagard will be entitled to nominate one member of the Company’s Board of Directors. Upon completion of the transaction, the current size of the Board of Directors will remain unchanged at nine total members.

The transactions are expected to result in the reduction of the Company’s First Lien debt by approximately $92 million to an estimated $177 million post closing. Spreads on the First Lien facilities will be subject to a pricing grid beginning at LIBOR plus 5 percent and declining to the original 3.5 percent spread as the Company deleverages.

It is further anticipated that the Company’s $105 million Second Lien debt facility will be reduced by approximately $37 million. The interest rate on the remaining Second Lien debt will be reset to LIBOR plus 11.375 percent. The Company’s previously disclosed $12 million liability from its cancellation of certain swap arrangements with Goldman Sachs will also be paid in full with the equity proceeds.

The Company also announced that the Board has approved the sale or surrender of the life insurance policies related to its former founders for anticipated net proceeds of approximately $20 million. These funds will also be used for debt reduction and general corporate purposes.

At the closing of the transaction, the Company will improve its liquidity position by retaining $7.5 million of the overall proceeds, plus reimbursement of any fees and expenses related to the transaction paid prior to the closing, and regaining access to its existing revolver.

See attached Exhibits 1 and 2 for additional details regarding the sources and uses of proceeds from the equity investment.

“We are excited about the opportunity to be a part of X-Rite’s future,” stated Colin Farmer, a Managing Director at One Equity Partners. “X-Rite’s market leadership position has been substantially strengthened by the acquisitions of Amazys and Pantone. The Company’s attractive business model and future market opportunities fit our investment profile very well.”

John Utley, Chairman of the Board of Directors for X-Rite, commented, “The Board has been integral in shaping this deal and looks forward to a productive relationship with the new investors. It is important that the Company regains solid financial footing so that both existing and future shareholders of X-Rite have an opportunity for positive value creation. Our new plan is designed to accomplish this important goal and the Board recommends it receive shareholder approval.”

The transaction, which was unanimously approved by the Company’s Board of Directors, is subject to customary closing conditions and approval by the Company’s stockholders. The transaction is expected to close in the Company’s fourth fiscal quarter.

Vacchiano concluded, “I would like to recognize the challenges that X-Rite and its’ stakeholders have had over the last several months. Many of you have stayed with us through this time and this has made a positive difference. The Board and management team are gratified by the support and the vote of confidence reflected by the new investments being made in X-Rite.”

RBC Capital Markets acted as exclusive financial advisor to X-Rite with regard to the negotiations with the First and Second Lien lender groups and the new capital infusion. JPMorgan Securities and Wachovia Securities acted as financial advisors to One Equity Partners.

Conference Call

The Company will conduct a live audio webcast discussing these transactions on Wednesday, August 20, 2008 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s chief executive officer, and David A. Rawden, the Company’s interim chief financial officer. To access this webcast, as well as all future webcasts, refer to the X-Rite corporate Website at www.xrite.com. Select the Corporate/Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s Website shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

About One Equity Partners

Established in 2001, One Equity Partners manages $8 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, One Equity Partners invests in transactions that initiate strategic and operational changes in businesses to create long-term value. One Equity Partners’ investment professionals are located across North America, Europe and Asia, with offices in New York, Chicago, Menlo Park, Frankfurt and Hong Kong. Over recent years, One Equity Partners has invested approximately $3.5 billion to acquire over thirty companies in a variety of industries including defense, chemicals, healthcare, technology and manufacturing. Visit www.oneequity.com for more information.

For more information regarding Sagard Capital, please visit www.sagardcapital.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission (“SEC”). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

Additional Information

X-Rite, Incorporated will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed by X-Rite, Incorporated with the SEC through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from X-Rite, Incorporated by directing such requests to X-Rite, Incorporated, Attention: Dave Rawden, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2888.

X-Rite, Incorporated and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite, Incorporated in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC.

EXHIBIT 1:

Calculation of Estimated Sources and Uses

Sources and Uses of Funds:

Equity Raised	155,000,000
Life Insurance Proceeds, net	20,000,000

Total Sources of Funds	175,000,000

Principal Debt Payments
First Lien	91,972,744
Second Lien	36,598,338
Revolver	—
Derivative Liability	12,165,000
Former Headquarters’ Mortgage	3,500,000

Total Principal Debt Payments	144,236,082
Cash to Balance Sheet	7,500,000
Pre-payment Fee of Second Lien	731,967
Advisor Fees and Expenses	19,480,000
Forbearance and Credit Facility Amendment Fees	3,051,951

Total Uses of Funds	175,000,000

EXHIBIT 2:

Calculation of Estimated Sources and Uses

Estimated Allocation of Proceeds to Debt Obligations

	Balance Due Pre Closing	Available Proceeds	Principal Payment	Pre- payment Fees	Balance Due Post Closing
First Lien	268,650,000	91,972,744	91,972,744		176,677,256
Second Lien	105,000,000	37,330,305	36,598,338	731,967	68,401,662
Revolver	16,500,000	—	—		16,500,000
Derivative Liability	12,165,000	12,165,000	12,165,000		—
Former Headquarters’ Mortgage	8,680,000	3,500,000	3,500,000		5,180,000

Total Debt	410,995,000	144,968,049	144,236,082	731,967	266,758,918

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